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                      UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES ACT OF 1934

AMERICAN INSURED MORTGAGE INVESTORS
-------------------------------------
(NAME OF ISSUER)

COMMON STOCK
-------------------------------------
(TITLE CLASS OF SECURITIES)

026862102
-------------------------------------
(CUSIP NUMBER)

MAY 27, 1999
-------------------------------------
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

{X} RULE 13D-1(b)
{ } RULE 13D-1(c)
{ } RULE 13D-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes)
                              PAGE 1 OF 4
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CUSIP NO. 026862101      SCHEDULE 13G      PAGE 2 OF 4

   (1) NAME AND IRS NUMBER OF REPORTING PERSONS

       FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD.  (#38-2562340)

   (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             A.........{ }
             B.........{ }

   (3) SEC USE ONLY

   (4) CITIZENSHIP OR PLACE OF ORGANIZATION

       MICHIGAN

   NUMBER OF SHARES OF:

   (5) SOLE VOTING POWER

       NONE

   (6) SHARED VOTING POWER

       774,997

   (7) SOLE DISPOSITIVE POWER

       NONE

   (8) SHARED DISPOSITIVE POWER

       774,997

   (9) AGGREGATE AMOUNT BENEFICIALLY OWNED

       774,997   * NOTE 1*

  (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES
       { }

  (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.75

  (12) TYPE OF PERSON REPORTING

       IA

  (14) CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING {X} RULE 13D-1(b)
       { } RULE 13D-1(c)
       { } RULE 13D-1(d)
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CUSIP 026862102            SCHEDULE 13G         PAGE 3 OF 4

   ITEM 1(a)      NAME OF ISSUER

                  AMERICAN INSURED MORTGAGE INVESTORS

   ITEM 1(b)      ADDRESS OF ISSUER

                  11200 ROCKVILLE PIKE
                  ROCKVILLE, MD 20852

   ITEM 2(a)      NAME OF PERSON FILING

                  FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD

   ITEM 2(b)      ADDRESS OF PERSON FILING

                  417 ST JOSEPH ST.
                  PO BOX 40
                  SUTTONS BAY, MI 49682

   ITEM 2(c)      CITIZENSHIP

                  MICHIGAN

   ITEM 2(d)      TITLE OF CLASS OF SECURITIES

                  COMMON STOCK

   ITEM 2(e)      CUSIP NO.

                  026862102

   ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(b)(1)(ii)(e).
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CUSIP 026862102          SCHEDULE 13G        PAGE 4 OF 4

   OWNERSHIP
   ITEM 4(a)      AMOUNT BENEFICIALLY OWNED

                  774,997   * SEE NOTE 1 *

   ITEM 4(b)      PERCENT OF CLASS

                  7.75

   ITEM 4(c)      NUMBER OF SHARES

         (i)      SOLE POWER TO VOTE

                  NONE

        (ii)      SHARED POWER TO VOTE

                  774,997

       (iii)      SOLE POWER TO DISPOSE

                  NONE

        (iv)      SHARED POWER TO DISPOSE

                  774,997

        * NOTE 1

        Financial & Investment Management Group, Ltd is a registered investment advisor , managing individual client accounts. All shares represented in this report are held in accounts owned by clients of Financial & Investment Management Group, Ltd. Because of this, Financial & Investment Management Group, Ltd disclaims beneficial ownership.

   ITEM (5)      OWNERSHIP OF LESS THAN FIVE PERCENT

                 CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT
                  { }

   ITEM (6)      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD, NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE OF THE CLASS.

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:

                 NOT APLICABLE

   ITEM (8)      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 NOT APPLICABLE

   ITEM (9)      NOTICE OF DISSOLUTION OF THE GROUP

                 NOT APPLICABLE

   ITEM (10)     CERTIFICATION

                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in the connection with or as a participant in
                 any transaction having such purposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                 June 3, 1999

                 Paul H. Sutherland
                 President